CLASS P SHARES DISTRIBUTION PLAN

                            PIONEER INDEPENDENCE FUND

         CLASS P SHARES DISTRIBUTION PLAN, dated as of February 20, 1998, amended as of June 6, 2000 and March 10, 2006, of PIONEER INDEPENDENCE FUND, a Delaware statutory trust (the "Fund")

                                   WITNESSETH

         WHEREAS, the Fund is engaged in business as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Fund intends to distribute shares of beneficial interest (the "Class P Shares") of the Fund in accordance with Rule 12b-l promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class P distribution plan (the "Class P Plan") as a plan of distribution pursuant to Rule 12b-1;

         WHEREAS, the Fund desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Fund's Class P Shares in connection with the Class P Plan;

         WHEREAS, the Fund has entered into an underwriting agreement with PFD, whereby PFD provides facilities and personnel and renders services to the Fund in connection with the offering and distribution of the Fund's Class P Shares (the "Underwriting Agreement");

         WHEREAS, the Fund also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class P Shares in connection with the offering of Class P Shares, (b) PFD may compensate any Dealer that sells Class P Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer and (c) PFD may make such payments to the Dealers for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Class P Shares, its profits or any other source available to it;

         WHEREAS, the Board of Trustees of the Fund, in considering whether the Fund should adopt and implement this Class P Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class P Plan should be adopted and implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class P Plan will benefit the Fund and its Class P shareholders;

         NOW, THEREFORE, the Board of Trustees of the Fund hereby adopts this Class P Plan for the Fund as a plan of distribution of Class P Shares in accordance with Rule 12b-l, on the following terms and conditions:

         1. The Fund may expend pursuant to this Class P Plan amounts not to exceed 0.25 of 1% of the average daily net assets attributable to Class P Shares of the Fund per annum.

         2. Subject to the limit in paragraph 1, the Fund shall reimburse PFD for amounts expended by PFD to finance any activity which is primarily intended to result in the sale of Class P Shares of the Fund or the provision of services to holders of Class P Shares and Pioneer Independence Plans, the contractual plans pursuant to which the general public may invest in the Class P Shares (the "Plans"), including but not limited to commissions or other payments to Dealers and salaries and other expenses of PFD relating to selling or servicing efforts, PROVIDED, that the Board of Trustees of the Fund shall approve categories of expenses for which reimbursement shall be made pursuant to this paragraph 2 and, without limiting the generality of the foregoing, the initial categories of such expenses shall be (i) a service fee to be paid to qualified broker-dealers in an amount not to exceed 0.25% per annum of the Fund's daily net assets attributable to Class P Shares; and (ii) reimbursement to PFD for expenses incurred in providing services to shareholders, including the Plans, and supporting broker-dealers and other organizations, such as banks and trust companies, in their efforts to provide such services (any addition of such categories shall be subject to the approval of the Qualified Trustees, as defined below, of the
Fund). Such reimbursement shall be paid ten (10) days after the end of the month or quarter, as the case may be, in which such expenses are incurred.

         3. The Fund understands that agreements between PFD and Dealers may provide for payment of fees to Dealers in connection with the sale of Class P Shares and the provision of services to shareholders of the Fund. Nothing in this Class P Plan shall be construed as requiring the Fund to make any payment to any Dealer or to have any obligations to any Dealer in connection with services as a dealer of the Class P Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer shall provide that such Dealer shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer seek any payment from the Fund.

         4. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Agreement and Declaration of Trust or By-Laws, each as amended or restated from time to time, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Fund's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Fund.

         5. This Class P Plan shall become effective upon approval by (i) a majority of the outstanding voting securities of the Fund, (ii) a vote of the Board of Trustees, and (iii) a vote of a majority of the Trustees who are not "interested persons" of the Fund and who have no direct or indirect financial interest in the operation of the Class P Plan or in any agreement related to the Class P Plan (the "Qualified Trustees"), such votes to be cast in person at a meeting called for the purpose of voting on this Class P Plan.

         6. This Class P Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Fund and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class P Plan shall expire on the annual anniversary of the adoption of the Class P Plan following the last such approval.

         7. This Class P Plan may be amended at any time by the Board of Trustees, PROVIDED that this Class P Plan may not be amended to increase materially the limitation on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of the Fund and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. Any amendment of this Class P Plan to increase or modify the expense categories initially designated by the Trustees in paragraph 2 above shall only require approval of a majority of the Trustees and the Qualified Trustees if such amendment does not include an increase in the expense limitation set forth in paragraph 1 above. This Class P Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of the Fund.

         8. In the event of termination or expiration of this Class P Plan, the Fund may nevertheless, within twelve months of such termination or expiration reimburse any expense which it incurs prior to such termination or expiration, provided that payments by the Fund during such twelve-month period shall not exceed 0.25% of the Fund's average daily net assets attributable to Class P Shares during such period and provided further that such payments are specifically approved by the Board of Trustees, including a majority of the Qualified Trustees.

         9. The Fund and PFD shall provide to the Fund's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class P Plan and the purposes for which such expenditures were made.

         10. While this Class P Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Fund.

         11. For the purposes of this Class P Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         12. The Fund shall preserve copies of this Class P Plan, and each agreement related hereto and each report referred to in paragraph 9 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         13. This Class P Plan shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         14. If any provision of this Class P Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class P Plan shall not be affected thereby.

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